UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

April 2, 2012

AMGEN INC.

(Exact name of registrant as specified in its charter)

Delaware	000-12477	95-3540776
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Amgen Center Drive Thousand Oaks, CA		91320-1799
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code

805-447-1000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On April 2, 2012, Amgen Inc. (“Amgen”) and AstraZeneca Collaboration Ventures, LP, an indirect wholly-owned subsidiary of AstraZeneca plc (“AstraZeneca”), entered into a Collaboration Agreement (the “Collaboration Agreement”) with respect to the future collaboration on five of Amgen’s proprietary clinical stage inflammation programs, comprised of AMG 139, AMG 157, AMG 181, AMG 557 and brodalumab (the “Products”). The collaboration will operate on a world-wide basis, except for certain territories that Amgen has previously partnered for brodalumab with Kyowa Hakko Kirin and AMG 557 with Takeda.

Under the terms of the Collaboration Agreement, Amgen and AstraZeneca will cooperate in the development, manufacture, and commercialization of the Products in the collaboration territory. AstraZeneca will make a one-time $50 million upfront payment and the companies will share both costs and global profits. Based on current plans, approximately 65 percent of costs for the 2012-2014 period will be funded by AstraZeneca. Thereafter, the companies will split costs equally. Amgen will book sales globally and will retain a low single-digit royalty for brodalumab and a mid single-digit royalty for the rest of the portfolio, after which the companies will share profits equally.

AstraZeneca will lead the development and commercial strategy of AMG 139, AMG 157 and AMG 181, while Amgen will lead the development and commercial strategy of brodalumab and AMG 557. Each development and commercialization lead will be under the oversight of joint governing bodies. For brodalumab, commercial promotion will be split. Amgen will promote in dermatology indications in the United States (U.S.) and Canada, and in rheumatology indications in the U.S., Canada and Europe. AstraZeneca will promote in respiratory and, initially, in dermatology indications of brodalumab across all territories outside of the U.S., Canada and those markets where Amgen has existing partnerships. Allocation of promotional rights for other territories, indications and molecules will be agreed later between the companies.

The Collaboration Agreement contains an exclusivity commitment that prohibits each company from clinically developing or commercializing a “distracting product” during the term of the collaboration, unless it first offers such product to be included as part of the collaboration. A “distracting product” is a product that modulates, via any modality, the same target as one of the Products.

The Collaboration Agreement shall continue in perpetuity unless the agreement is sooner terminated in accordance with its terms. The Collaboration Agreement contains convenience termination rights for both companies, but these are only available following the completion of pre-agreed development milestones for each Product.

In a press issued on April 2, 2012, Amgen announced its entry into the Collaboration Agreement. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Press Release.

99.1	Press Release dated April 2, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMGEN INC.

Date: April 2, 2012	By:	/s/ David J. Scott
	Name:	David J. Scott
	Title:	Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit Number	Document Description

99.1	Press release dated April 2, 2012.